Exhibit 99.1

Albany International Reports Fourth-Quarter Results

Fourth-Quarter Highlights

  Net income per share was $0.18 in the fourth quarter of 2009, including net charges for certain items of $0.34 per share (see non-GAAP disclosure below in Table 5).
  Net loss per share was $2.73 in the fourth quarter of 2008, including net charges for certain items of $3.00 per share (see non-GAAP disclosure below in Table 6).
  Q4 2009 net sales were $231.4 million, an increase of 6.2 percent compared to Q3 2009 and a decrease of 7.2 percent compared to Q4 2008.
  Adjusted EBITDA was $40.9 million in the fourth quarter of 2009, compared to $31.3 million in the fourth quarter of 2008 and $34.1 million in the third quarter of 2009 (see non-GAAP disclosure below in Table 4).

ALBANY, N.Y.--(BUSINESS WIRE)--February 8, 2010--Albany International Corp. (NYSE:AIN) reported fourth-quarter net income per share of $0.18 after reductions of $0.19 from net restructuring charges, related idle-capacity costs, and costs related to continuing performance-improvement initiatives. A gain on extinguishment of debt increased earnings by $0.09 per share. A change in the income tax rate decreased earnings per share by $0.07, while discrete tax items decreased earnings per share by $0.17. The net effect of these items was to reduce net income by $0.34 per share (see non-GAAP disclosure below in Table 5).

For the fourth quarter of 2008, net loss per share was $2.73, after a reduction of $2.18 from a goodwill impairment charge and additional reductions that totaled $0.98 from net restructuring charges, idle-capacity costs related to restructuring, and costs related to performance-improvement initiatives. Other items, including a loss on sale of discontinued operations, a gain from the sale of a building, and income tax adjustments, had the effect of increasing earnings per share by $0.16. The net effect of all such items was to reduce net income by $3.00 per share (see non-GAAP disclosure below in Table 6). The Q4 2008 loss also included a charge of $0.22 per share related to the Eclipse Aviation bankruptcy.

Net sales for Q4 2009 were $231.4 million, an increase of 6.2 percent compared to the third quarter of 2009, and a decrease of 7.2 percent compared to the fourth quarter of 2008. Excluding the effect of changes in currency translation rates, net sales in the fourth quarter of 2009 decreased 12.5 percent as compared to Q4 2008, as shown below:

Table 1

	Net Sales Three Months ended December 31,		Percent	Impact of Changes in Currency Translation	Percent Change excluding Currency Rate
(in thousands)	2009	2008	Change	Rates	Effect
Paper Machine Clothing	$159,693	$166,026	-3.8%	$7,973	-8.8%
Albany Door Systems	37,369	49,103	-23.9	3,055	-30.1
Engineered Fabrics	22,016	21,636	1.8	2,217	-8.5
Engineered Composites	9,292	9,601	-3.2	-	-3.2
PrimaLoft® Products	2,980	2,820	5.7	184	-0.9
Total	$231,350	$249,186	-7.2%	$13,429	-12.5%

Gross profit was 35.0 percent of net sales in the fourth quarter of 2009, compared to 30.0 percent in the same period of 2008. The improvement was principally due to cost-reduction initiatives and a decrease in idle-capacity and performance-improvement costs, which more than offset the effect on gross margin of lower sales. As described in the paragraphs that follow Table 3, cost of goods sold included costs associated with idle-capacity and performance-improvement initiatives of $8.0 million in Q4 2009 and $8.7 million in Q4 2008. Cost of goods sold for the fourth quarter of 2008 also included a charge of $3.2 million for the write-off of inventory and equipment related to Eclipse Aviation.

Selling, technical, general, and research (STG&R) expenses were $66.6 million, or 28.8 percent of net sales, in the fourth quarter of 2009. Q4 2009 STG&R included expenses of $1.5 million from the revaluation of non-functional currency assets and liabilities and $1.1 million related to performance-improvement initiatives. Compared to the fourth quarter of 2008, changes in currency translation rates had the effect of increasing STG&R by $4.4 million.

STG&R expenses were $70.4 million in the fourth quarter of 2008, or 28.2 percent of net sales, including provisions totaling $13.5 million for bad debts, and $2.7 million related to performance-improvement initiatives, which were partially offset by a gain of $5.2 million from the revaluation of non-functional currency assets and liabilities, a gain of $2.2 million related to a building sale, and a $2.8 million reduction in incentive compensation expense reflecting changes to the Company’s share price.

Operating income was $16.5 million in the fourth quarter of 2009, compared to a loss of $92.7 million for the same period of 2008.

The following table presents fourth-quarter segment operating income:

Table 2

	Operating Income/(loss) Three Months ended December 31,
(in thousands)	2009	2008
Paper Machine Clothing	$28,260	($40,469)
Albany Door Systems	2,212	4,772
Engineered Fabrics	1,521	(17,536)
Engineered Composites	(202)	(20,551)
PrimaLoft® Products	21	(398)
Research expenses	(7,453)	(2,620)
Unallocated expenses	(7,862)	(15,943)
Total	$16,497	($92,745)

Fourth-quarter segment operating income included the following expenses associated with restructuring and performance-improvement initiatives:

Table 3

	Q4 2009				Q4 2008
(in thousands)	Restructuring and Other, Net	Idle-capacity Costs	Performance-improvement Initiatives	Total	Restructuring and Performance-improvement Initiatives
Paper Machine Clothing	$1,777	$3,268	$4,712	$9,757	$29,163
Albany Door Systems	707	-	23	730	396
Engineered Fabrics	1,628	-	-	1,628	156
Engineered Composites	24	-	-	24	606
PrimaLoft® Products	-	-	-	-	182
Research expenses	-	-	-	-	143
Unallocated expenses	(6,188)	-	1,066	(5,122)	5,599
Total	($2,052)	$3,268	$5,801	$7,017	$36,245

Q4 2009 restructuring and other costs, net, was a $2.1 million reduction of expense, including $8.9 million of restructuring-related benefit plan gains. Q4 2009 net restructuring costs also included $5.0 million for severance and other employee-related costs and $1.8 million to write down property, plant, and equipment related to previously announced plant closures.

Q4 2009 performance-improvement and idle-capacity expenses of $9.1 million included $8.0 million of expenses reported in cost of goods sold and $1.1 million in STG&R expenses. Charges to cost of goods sold included $4.0 million for equipment relocation. Performance-improvement costs reported as STG&R expenses were related to the ongoing implementation of SAP. Q4 2009 idle-capacity costs included $0.2 million of depreciation expense.

Q4 2008 costs for restructuring and performance-improvement initiatives amounted to $36.2 million, of which $24.8 million was reported as restructuring, $8.7 million was included in cost of goods sold, and $2.7 million was included in STG&R expenses.

Q4 2009 other income/expense, net, was income of $4.8 million, including a $4.6 million ($0.09 per share) gain on extinguishment of debt, and income of $1.6 million related to revaluation of non-functional currency intercompany balances. Other income/expense, net, in Q4 2008 was income of $0.8 million, including income of $0.2 million related to revaluation of non-functional currency intercompany balances.

Adjusted EBITDA was $40.9 million in the fourth quarter of 2009, compared to $34.1 million in the third quarter of 2009 and $31.3 million in the fourth quarter of 2008 (see non-GAAP disclosure below in Table 4). Write-offs related to Eclipse Aviation reduced Adjusted EBITDA in Q4 2008 by $10.6 million. The improvement compared to Q3 2009 reflects higher sales and the positive impact of the Company’s restructuring and performance-improvement program.

Fourth-quarter 2009 income tax expense includes expense of $1.8 million related to the gain on extinguishment of debt. Additionally, Q4 2009 includes $5.3 million of expense for discrete tax adjustments, and $2.1 million of expense related to a change in the income tax rate that results from variations in the estimated amount and geographical distribution of income and loss.

Fourth-quarter 2008 income tax expense reflected a benefit of $7.1 million that resulted from a change in the estimated income tax rate, which was partially offset by discrete tax adjustments that reduced earnings by $2.9 million.

Net cash from operating activities was ($5.8) million in the fourth quarter of 2009, compared to $23.0 million in the third quarter of 2009, and $52.2 million for the fourth quarter of 2008. Net cash from operating activities in the fourth quarter of 2009 includes payments of approximately $27 million for severance and other restructuring-related costs and a $15 million tax payment related to an ongoing appeal in Germany.

Capital spending was $5.1 million for the fourth quarter of 2009, and $38.3 million for the full year. Depreciation and amortization were $15.3 million and $2.1 million for the fourth quarter of 2009 and $60.3 million and $8.6 million for the full year 2009.

CEO Comments

President and CEO Joe Morone said, “In Q4 2009, sales grew 6 percent compared to Q3, the first significant sequential quarter growth since Q2 2008. The growth was led by Asia and South America PMC, which grew 23 and 25 percent respectively, and by Albany Door Systems (ADS), which grew 20 percent. Q4 Adjusted EBITDA grew to $41 million, compared to $34 million in Q3.

“In our Q3 earnings release, we reported that most of the cost reductions associated with the restructuring of the past three years had already flowed through earnings. The improvement in Q4 Adjusted EBITDA reflects the impact of higher sales flowing through the now fundamentally lower cost structure.

“The obvious question for investors is whether this level of performance is sustainable in the near term. As we reported last quarter, we expect our pension costs to rise by $2 million per quarter in 2010. And in Albany Engineered Composites (AEC), to keep up with the accelerating, steep scale-up of the business, we expect STG&R expenses to increase by $1.5 million per quarter. As we also reported last quarter, we expect some residual restructuring-related expenses to continue into 2010: roughly $3 million in equipment relocation over the course of the first half of 2010, and $1 million per quarter in SAP implementation costs, which will extend through the first quarter of 2011.

“The short-term outlook for sales is complicated by seasonal fluctuations, which had a significant impact on Q4 results. The 20 percent increase in ADS sales accounted for nearly half of our consolidated sales growth for the quarter. The surge appears to have been driven by normal end-of-year seasonal effects. We therefore expect ADS sales in the first half of 2010 to fall back to Q3 levels, and to grow above these levels only when European, and especially German, GNP begins to recover.

“Seasonal effects have always had an impact on revenue in PMC. While the Q4 seasonal slowdown was not as pronounced as it has been in the past, we expect the slowdown in shipments at the end of the year to lead to a sluggish start to Q1. Moreover, as China accounts for an increasingly large fraction of global PMC sales, the seasonal impact of the slowdown in production associated with the Chinese New Year will also increase.

“But apart from such seasonal fluctuations, sales and order trends in Q4 suggest that our markets are stabilizing, and that the residual risk of another step-down in sales, which we had expressed concern about in previous quarters, is diminishing.

“We saw similar patterns in Q4 sales and orders in our other businesses. Markets appear to have stabilized, the effects of recession are receding, and most of the remaining uncertainty in the short-term outlook is about the pace and shape of recovery. AEC and PrimaLoft® Products appear on their way to V-shaped recoveries, while the rate of growth in Engineered Fabrics (EF) and ADS in 2010 will be determined in large measure by the rate of growth of the GNP in North America and Europe.

“Turning to the longer term outlook, with the recession seemingly behind us, and our three-year restructuring program at an end, we return to a focus on our cash and grow strategy. As we did before the recession, we view the Company as a portfolio of advanced textiles and materials businesses, which, in combination, generate the cash required to invest in growth, reinvest in the core, continue to pay down debt, and continue to deliver dividends; while at the same time, generating the near-, medium- and long-term growth required to drive shareholder returns.

“The cash and grow portfolio comprises three components: PMC, which is the primary cash generator of the Company; ADS, EF, and PrimaLoft, which in normal economic conditions grow and generate cash; and AEC, which we are striving to build into a core business by the second half of the decade, but which we expect to be cash-flow negative at least through the first half of the decade.

“Turning first to the longer term outlook for PMC, with high-quality, low-cost production in growth markets, substantially lower fixed costs in mature markets, and continued strength in new product development and field services, this business is well positioned for sustained long-term cash generation.

“We see both upside and downside risk in PMC. On the upside, because of our fundamentally lower cost structure, any incremental growth in PMC sales should result in an even greater incremental growth in PMC earnings. We saw this effect in Q4. On the downside is the familiar risk of erosion of PMC pricing. As we have discussed many times with investors, the risk of pricing instability is greatest when major contracts are being renegotiated; one such renegotiation is scheduled for this summer.

“The second component of our cash and grow portfolio is the group of businesses that grow and generate cash. ADS, EF, and PrimaLoft are all sensitive to the economic cycle. If the global economy returns to a period of steady, slow growth, we expect these businesses to become significant contributors to improvement in Company earnings over the next three to five years. All three businesses have reduced fixed costs during the recession, which should have a positive impact on their profitability as they grow.

“The third component of cash and grow is AEC, which we view as a future core business of the Company. As discussed in our Q3 release, AEC has the potential to double from Q3 sales levels in 8 to 10 quarters.

“Looking beyond the next 8 to 10 quarters, we expect a continuation of rapid growth, fueled by a combination of increased sales from existing growth programs, including the main landing gear brace for the Boeing 787 Dreamliner and critical components for the LiftFan® for the F-35B Joint Strike Fighter aircraft, and the commercial introduction of new products that are currently under development. The single largest of these potential contributors to AEC growth for the foreseeable future is the LEAP-X engine on which we are working closely with the Safran Group on fan blades and other engine components. During Q4, we reported to you the selection of the LEAP-X1C to power COMAC’s (Commercial Aircraft Corporation of China, Ltd.) new single-aisle aircraft, the C919, which should translate into larger-than-anticipated growth in AEC sales as early as 2014. We also noted that the potential for even further increases in sales associated with the LEAP-X engine during this time frame and beyond would depend on the extent to which the LEAP-X platform is adopted for use on other short-to-medium range, narrow-body aircraft entering the market later this decade.

“We currently estimate that the revenue opportunity for the composite components that we are developing for the LEAP-X to be substantially in excess of $100,000 per engine.

“Because of the steepness of the expected AEC growth curve, and the required increases in fixed costs and investment, we expect this business to be cash-flow negative through the first half of the decade. But even with the investments of capital required to grow this business, we expect total capital expenditures for the Company through this period of negative AEC cash flow to be roughly equal to depreciation and amortization, with at least half of this capital directed at AEC growth.

“In sum, as we make the turn from Q4 2009 to 2010, our strategic focus shifts from restructuring and recession to cash and grow. The strong results in Q4 2009 were the direct consequence of that restructuring and suggest that we have realized the goal we set for ourselves at the outset of the recession to generate as much profit in 2010 as we did in 2008, even if sales remain well below 2008 levels. In this next phase of Albany’s strategic evolution, our focus shifts to preserving PMC’s cash-generating capability, while accelerating short-term growth in ADS, EF, and PrimaLoft and making the necessary investments now to ensure that AEC is a new core business by the second half of the decade.”

CFO Comments

CFO Michael Burke commented, “During the quarter we generated a total $65 million in cash that was offset by operating cash uses of nearly $71 million, with the largest uses of cash being payments related to previously expensed and accrued restructuring and performance-improvement costs of approximately $27 million, a $15 million tax payment related to an ongoing appeal in Germany, and a $9.2 million increase in accounts receivable. Additional cash payments for the remaining restructuring accruals of $20 million are anticipated to be made over the next few quarters.

“Cash from operations in Q4 did benefit from improvement in inventory levels, as dedicated program management in operations continues to drive for efficiencies. Improvement was further evidenced as inventory as a percentage of net sales dropped from 22 percent at the end of Q3 to 20 percent at the end of Q4. While accounts receivable balances increased in the quarter, primarily due to timing differences on product shipped at fiscal year-end, our Days Sales in Accounts Receivable ratio improved from 73 days to 62 days by Q4 2009; and sequentially from 64 days in Q3 2009.

“As previously disclosed, German tax authorities are challenging certain tax benefits the Company claimed related to a 1999 reorganization. In Q3 2009, a decision by the German Tax Court to deny tax benefits in a case involving similar legal issues was successfully appealed by the taxpayer, and remanded back to the Tax Court. It is expected that there will be a final decision by the courts sometime during 2010 that will resolve the legal issue. Despite our continued belief that it is more likely than not that the legal basis for the tax authorities’ challenge to our position will not be sustained, we were required to pay approximately $15 million to the German tax authorities during Q4 in order to continue to pursue our position. These monies would be returned to us if our position is ultimately upheld.

“We continue to actively manage for sale a global portfolio of real estate freed up as a result of the past restructuring, and in the quarter we concluded the disposition of a single property for $7.5 million in cash proceeds. Additional proceeds received from any sale of properties in the future should help to offset a portion of remaining restructuring cash payments, although the exact amount or timing of the proceeds to be realized cannot yet be accurately predicted.

“The Company’s U.S. pension plan was approximately $47 million underfunded as of December 31, 2009, as measured on a U.S. GAAP basis. As previously reported, our quarterly pension expense is expected to increase by about $2 million beginning in 2010. During Q4, we did not make any voluntary payments into the U.S. pension, but we do anticipate making additional voluntary contributions in subsequent years.

“Our leverage ratio as defined in our bank credit agreement was 2.07 at the end of Q4, as compared with 2.28 at the end of Q3, which reflects more than $20 million of overall debt reduction in the quarter. As announced in the prior quarter, in Q4 2009 we completed the repurchase of $20 million par value of the 2.25% convertible senior notes due 2026, generating a $4.6 million gain. At the end of Q4, under our bank credit agreement we had availability of $138 million for cash borrowings or issuance of letters of credit in support of our business objectives going forward. A combination of continued strong underlying operating performance by the Company, and a stabilization or improvement in the capital markets, positions us well for obtaining favorable terms for a refinancing of our current credit agreement sometime in the second-half of 2010, albeit likely at a higher cost of borrowing. The existing terms of our agreement do not expire before April 2011. As a result, our overall liquidity remains more than adequate, when combined with about $97.5 million in cash balances, plus another $49 million of cash surrender value in our life insurance policies at the end of the fourth quarter 2009.

“During Q4 we invested about $5 million in property, plant, and equipment. Continued strength in our earnings and cash flow is a reflection of the success of the restructuring and the returns now being generated from the significant capital investments made prior to this year—nearly $365 million since 2006, with $129.5 million in 2008 alone. Compared with that important period of considerable capital investment, primarily in our Global PMC business, capital spending for all of 2009 was just $38.3 million. As a result, with the nearly completed restructuring, we are well positioned to capture a growing return on our newly invested capital, sustain the necessary maintenance in these underlying assets, continue to reduce our debt levels, and importantly make the new capital investments for the planned accelerated growth in our composites business. In 2010, we expect capital expenditures to be about $50-$60 million, which includes carryover effects of delayed capital spending from 2009, and depreciation and amortization are expected to be $60 million and $8 million, respectively.”

The Company plans a live webcast to discuss fourth-quarter 2009 financial results on Tuesday, February 9, 2010, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

Albany International is a global advanced textiles and materials processing company. Its core business is the world’s leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany’s family of emerging businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, and high-performance industrial doors. Additional information about the Company and its businesses and products is available at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation, and amortization (EBITDA), costs associated with restructuring and performance-improvement initiatives, Adjusted EBITDA, sales excluding currency effects, and certain income and expense items on a per share basis, that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the registrant’s operational performance. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring and performance-improvement measures, of the costs associated with the implementation of such measures, changes in tax rates, discrete tax items, and certain other gains, losses, or costs on the Company’s net income (both absolute and on a per share basis), operating income, operating margins, and EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates EBITDA by adding Interest expense net, Income taxes, Depreciation and Amortization to Net income. Adjusted EBITDA is calculated by adding to EBITDA, costs associated with restructuring and performance-improvement initiatives, and then adding or subtracting certain specified losses or gains. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they provide an indication of the strength and performance of the Company’s ongoing business operations. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While the Company will continue to make capital and other investments in the future, it is currently in the process of concluding a period of significant investment in plant, equipment, and software. Depreciation and amortization associated with these investments have a significant impact on the Company’s net income. While certain other losses or gains have an impact on the Company’s cash position, and may or may not recur in future periods, they are removed when calculating Adjusted EBITDA because doing so provides, in the opinion of the Company, a better measure of operating performance. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies. Neither EBITDA nor Adjusted EBITDA are measurements under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statements of operations.

The following table contains the calculation of EBITDA and Adjusted EBITDA:

Table 4

	Three Months ended
	December 31,		September 30,
(in thousands)	2009	2008	2009
Net income/(loss)	$5,527	($81,613)	($6,264)
Interest expense, net	3,935	6,523	4,772
Income tax expense/(benefit)	11,763	(17,368)	1,080
Depreciation	15,342	16,352	15,819
Amortization	2,115	1,637	2,051
EBITDA	38,682	(74,469)	17,458
Restructuring and other, net	(2,052)	24,828	20,231
Goodwill impairment charge	-	72,305	-
Idle-capacity costs	3,268	764	2,623
Assets scrapped at facilities closing	720	-	-
Equipment relocation	4,015	5,572	411
SAP implementation costs	1,066	2,635	1,286
Contract termination costs	-	-	198
Underutilized capacity in new plant	-	2,332	-
Employee terminations not included in restructuring	-	114	-
Depreciation included in idle-capacity and performance-improvement costs	(196)	(1,258)	(231)
Gain on extinguishment of debt	(4,622)	-	(7,914)
Gain on sale of building	-	(2,200)	-
Loss on sale of discontinued operations	-	721	-
Adjusted EBITDA	$40,881	$31,344	$34,062

The Company discloses certain income and expense items on a per share basis. The Company believes that such disclosures provide important insight of the underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the per share amount for items included in continuing operations by using the effective tax rate utilized during the applicable reporting period and the weighted average number of shares outstanding for the period.

Table 5

Quarter ended December 31, 2009
(in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Shares Outstanding	Per Share Effect

Restructuring and other, net	($2,052)	($390)	($1,662)	30,859	($0.05)
Expenses for idle-capacity, equipment scrapped, equipment relocation, and SAP implementation	9,069	1,725	7,344	30,859	0.24
Gain on extinguishment of debt	(4,622)	(1,803)	(2,819)	30,859	(0.09)
Effect of change in income tax rate		2,095	2,095	30,859	0.07
Discrete income tax adjustments		5,287	5,287	30,859	0.17
Total					$0.34

Table 6

Quarter ended December 31, 2008
(in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Shares Outstanding	Per Share Effect

Goodwill impairment charge	$72,305	$7,156	$65,149	29,912	$2.18
Restructuring and other, net	24,828	4,717	20,111	29,912	0.67
Expenses for idle-capacity, equipment relocation, SAP implementation, underutilized capacity in new plant, and employee terminations	11,417	2,169	9,248	29,912	0.31
Loss on sale of discontinued operations	721	159	562	29,912	0.02
Gain on sale of building	(2,200)	(858)	(1,342)	29,912	(0.04)
Effect of change in income tax rate		(7,120)	(7,120)	29,912	(0.24)
Discrete income tax adjustments		2,883	2,883	29,912	0.10
Total					$3.00

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s Annual Report on Form 10-K) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast, include, without limitation, statements about future economic and paper industry conditions, rates of recovery in sales and operating income during the next several quarters in each of the Company’s businesses, anticipated improvements in cash generation, revenue growth and income expectations for the Company’s non-PMC businesses, the timing and impact of certain production and development programs in the Company’s AEC business segment, the amount and timing of anticipated costs and savings associated with cost-reduction and performance-improvement initiatives, pricing conditions in the PMC industry, the amount and timing of capital expenditures and pension contributions, tax rates, depreciation and amortization, future debt levels and debt covenant ratios, future contributions to our pension plans, and future levels of Adjusted EBITDA or EBITDA. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of various businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results and independent forecasts regarding the markets in which these businesses operate. Historical growth rates are no guarantee of future growth, and such independent forecasts could prove incorrect.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

Three Months Ended			Years Ended
December 31,			December 31,
2009	2008		2009	2008

$231,350	$249,186	Net sales	$871,045	$1,086,517
150,277	174,431	Cost of goods sold	577,135	724,484

81,073	74,755	Gross profit	293,910	362,033
66,628	70,367	Selling, technical, general and research expenses	260,053	317,992
(2,052)	24,828	Restructuring and other, net	69,168	38,653
-	72,305	Goodwill and intangible impairment charge	1,011	72,305

16,497	(92,745)	Operating income/(loss)	(36,322)	(66,917)
3,935	6,523	Interest expense, net	20,627	23,477
(4,765)	(756)	Other (income)/expense, net	(49,871)	296

17,327	(98,512)	Income/(loss) from continuing operations before income taxes	(7,078)	(90,690)
11,765	(16,449)	Income tax expense/(benefit)	15,579	(5,666)

5,562	(82,063)	Income/(loss) before associated companies	(22,657)	(85,024)
(37)	252	Equity in (losses)/income of associated companies	277	166
5,525	(81,811)	Income/(loss) from continuing operations	(22,380)	(84,858)

		Discontinued operations:
-	(721)	(Loss)/income from discontinued operations	(10,000)	5,322
-	(919)	Income tax (benefit)	-	(1,157)
-	198	Income/(loss) from discontinued operations	(10,000)	6,479

$5,525	($81,613)	Net income/(loss)	($32,380)	($78,379)

		Income/(loss) from continuing operations per share:
$0.18	($2.74)	Basic	($0.73)	($2.85)
$0.18	($2.74)	Diluted	($0.73)	($2.85)

		Income/(loss) from discontinued operations per share:
$0.00	$0.01	Basic	($0.33)	$0.22
$0.00	$0.01	Diluted	($0.33)	$0.22

		Net income/(loss) per share:
$0.18	($2.73)	Basic	($1.06)	($2.63)
$0.18	($2.73)	Diluted	($1.06)	($2.63)

		Shares used in computing earnings per share:
30,859	29,912	Basic	30,612	29,786
30,973	29,912	Diluted	30,612	29,786

$0.12	$0.12	Dividends declared per share	$0.48	$0.47

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	(unaudited)
	December 31,	December 31,
	2009	2008
ASSETS
Cash and cash equivalents	$97,466	$106,571
Accounts receivable, net	168,820	204,157
Inventories	172,433	206,488
Income taxes receivable and deferred	42,613	26,319
Prepaid expenses and other current assets	9,712	11,341
Total current assets	491,044	554,876

Property, plant and equipment, net	514,475	536,576
Investments in associated companies	3,001	3,899
Intangibles	5,216	8,608
Goodwill	120,037	116,443
Deferred taxes	143,085	115,818
Cash surrender value of life insurance policies	49,135	47,425
Other assets	18,264	21,412
Total assets	$1,344,257	$1,405,057

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$15,296	$12,597
Accounts payable	52,618	74,001
Accrued liabilities	113,323	116,361
Current maturities of long-term debt	11	13
Income taxes payable and deferred	3,639	7,205
Total current liabilities	184,887	210,177

Long-term debt	483,922	508,386
Other noncurrent liabilities	185,067	187,968
Deferred taxes and other credits	65,383	65,590
Total liabilities	919,259	972,121

Commitments and Contingencies	-	-

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share; authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share; authorized 100,000,000 shares; issued 36,149,115 in 2009 and 35,245,482 in 2008	36	35
Class B Common Stock, par value $.001 per share; authorized 25,000,000 shares; issued and outstanding 3,236,098 in 2009 and 2008	3	3
Additional paid in capital	382,674	363,918
Retained earnings	382,720	429,804
Accumulated items of other comprehensive income:
Translation adjustments	4,167	(34,196)
Pension and post retirement liability adjustments	(86,303)	(67,757)
	683,297	691,807
Less treasury stock (Class A), at cost; 8,496,739 shares in 2009 and 8,523,139 shares in 2008	258,299	258,871
Total shareholders' equity	424,998	432,936
Total liabilities and shareholders' equity	$1,344,257	$1,405,057

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended
	December 31,
	(unaudited)
	2009	2008
OPERATING ACTIVITIES
Net (loss)	($32,380)	($78,379)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Equity in (earnings) of associated companies	(277)	(166)
Depreciation	60,254	59,970
Amortization	8,572	6,027
Goodwill and intangible impairment charge	1,011	72,305
Non cash interest expense	2,281	4,526
Gain on early retirement of debt	(51,959)	-
Settlement of accreted debt discount	(11,955)	-
Provision for deferred income taxes, other credits and long-term liabilities	(19,524)	(24,310)
Provision for write-off of property, plant and equipment	15,541	13,152
Provision for impairment of investment	2,624	-
Increase in cash surrender value of life insurance	(2,445)	(2,737)
(Gain) on disposition of assets	(815)	(2,200)
Loss/(gain) on disposition of discontinued operations	10,000	(5,413)
Stock option expense	70	168
Excess tax benefit of options exercised	-	(904)
Compensation and benefits paid or payable in Class A Common Stock	5,406	13,082

Changes in operating assets and liabilities, net of business acquisitions and divestitures:
Accounts receivable	43,524	6,783
Inventories	42,069	6,753
Income taxes prepaid and receivable	(23,651)	-
Prepaid expenses and other current assets	2,137	10,417
Accounts payable	(23,476)	(8,242)
Accrued liabilities	(12,277)	5,860
Income taxes payable	(2,369)	3,903
Other, net	1,614	3,443
Net cash provided by operating activities	13,975	84,038

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(38,262)	(129,499)
Proceeds from sale of discontinued operations, net of cash transferred	-	42,268
Purchase price adjustment from sale of discontinued operations	(10,000)	-
Purchased software	(4,234)	(11,497)
Proceeds from sale of assets	7,534	6,300
Acquisitions, net of cash acquired	-	(2,265)
Cash received from life insurance policy terminations	2,272	-
Premiums paid for life insurance policies	(957)	(987)
Gain on cross currency swap	-	8,090
Net cash used in investing activities	(43,647)	(87,590)

FINANCING ACTIVITIES
Proceeds from borrowings	121,438	94,165
Principal payments on debt	(11,113)	(32,501)
Early retirement of debt	(73,664)	-
Proceeds from options exercised	24	2,918
Excess tax benefit of options exercised	-	904
Dividends paid	(14,593)	(13,678)
Net cash provided by financing activities	22,092	51,808

Effect of exchange rate changes on cash flows	(1,525)	(14,990)

(Decrease)/increase in cash and cash equivalents	(9,105)	33,266
Cash and cash equivalents at beginning of year	106,571	73,305
Cash and cash equivalents at end of period	$97,466	106,571

CONTACT:
Albany International Corp.
Investors:
John Cozzolino, 518-445-2281
Vice President–Corporate Treasurer and Strategic Planning
john.cozzolino@albint.com
OR
Media:
Susan Siegel, 518-445-2284
Director of Corporate Communications
susan.siegel@albint.com